Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 and in Registration Statements (No. 333-250020 and 333-252434) on Forms F-3 of our report dated July 28, 2021, relating to the consolidated financial statements of Akso Health Group and subsidiaries (formerly known as Xiaobai Maimai, Inc.) (the “Company”) as of March 31, 2021, and for each of the two years in the period ended March 31, 2021, appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2022.

/s/ Wei, Wei & Co., LLP

Flushing, New York December 29, 2022